FILED PURSUANT TO RULE NO. 424(b)(3)

PROSPECTUS SUPPLEMENT                                 REGISTRATION NO. 333-31226
(To Prospectus dated March 12, 2002)



                            [HOLDRS BROADBAND LOGO]



                        1,000,000,000 Depositary Receipts
                           Broadband HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated March 12, 2002 relating to the sale of up to 1,000,000,000 depositary receipts by the Broadband HOLDRS (SM) Trust.

         The share amounts specified in the table on page 13 of the base prospectus shall be replaced with the following:

                                                                                               Primary
                                                                                     Share     Trading
                              Name of Company                         Ticker        Amounts    Market
                              ---------------                         ------        -------    ------
           Agere Systems, Inc. Class A                                AGR.A         .312604    NYSE
           Agere Systems, Inc. Class B                                AGR.B        7.672327    NYSE
           Applied Micro Circuits Corporation                          AMCC            2       NASDAQ
           Broadcom Corporation                                        BRCM            2       NASDAQ
           Ciena Corporation                                           CIEN            2       NASDAQ
           Comverse Technology, Inc.                                   CMVT            2       NASDAQ
           Conexant Systems, Inc.                                      CNXT            2       NASDAQ
           Copper Mountain Networks, Inc.(1)                           CMTN           0.1      NASDAQ
           Corning, Inc.                                               GLW             9       NYSE
           JDS Uniphase Corporation                                    JDSU          11.8      NASDAQ
           Lucent Technologies, Inc.                                    LU            29       NYSE
           Motorola, Inc.                                              MOT            18       NYSE
           Next Level Communications, Inc.                             NXTV            1       NASDAQ
           Nortel Networks Corporation                                  NT            28       NYSE
           PMC-Sierra, Inc.                                            PMCS            1       NASDAQ
           Qualcomm Incorporated                                       QCOM            8       NASDAQ
           RF Micro Devices, Inc.                                      RFMD            2       NASDAQ
           Scientific-Atlanta, Inc.                                    SFA             2       NYSE
           Skyworks Solutions, Inc.                                    SWKS          0.702     NASDAQ
           Sycamore Networks, Inc.                                     SCMR            3       NASDAQ
           Tellabs, Inc.                                               TLAB            4       NASDAQ
           Terayon Communications Systems, Inc.                        TERN            2       NASDAQ
           --------------------


           (1) Copper Mountain Networks, Inc. announced a one-for-ten reverse stock split on its common stock payable to shareholders of record as of July 18, 2002. As of July 22, 2002 the share amount of Copper Mountain Network represented by a round lot of 100 Broadband HOLDRS is 0.1.

           The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2002.